Exhibit 99.1

•
•		SRA Media Relations Contact:
•	SRA International (NYSE:SRX)	Sheila S. Blackwell
•	PRESS RELEASE	703.227.8345
•		sheila_blackwell@sra.com
•

SRA Appoints Former Joint Chiefs of Staff Vice Chairman

Admiral Edmund P. Giambastiani, Jr. to

Board of Directors

Former Joint Chiefs Vice Chair brings more than 30 years in government leadership expertise; Fills seat vacated by former Director Delbert C. Staley

Fairfax, Virginia, January 14, 2008 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government and health organizations, today announced that retired U.S. Navy Admiral Edmund P. Giambastiani, Jr., has been appointed to the SRA Board of Directors. Admiral Giambastiani served as the seventh Vice Chairman of the Joint Chiefs of Staff for the U.S. Armed Forces from 2005-2007.

In his role as Vice Chairman, Admiral Giambastiani chaired the Joint Requirements Oversight Council, co-chaired the Defense Acquisition Board and served as a member of the National Security Council Deputies Committee, as well as serving on additional high-level committees and working groups. Admiral Giambastiani’s operational responsibilities have included at-sea operations and the development of new technologies and processes. He is a graduate of the U.S. Naval Academy.

“Ed’s working knowledge of our clients and his public sector leadership experience make him an ideal fit for our Board,” said SRA President & CEO Stanton Sloane. “His background is a valuable asset to SRA and we are honored to welcome him to the Board.”

Admiral Giambastiani will fill the seat vacated by former SRA Board of Director Delbert C. “Bud” Staley. Staley served as an SRA director from 1996-2007, and recently retired from the Board.

SRA Chairman & Founder Ernst Volgenau said, “Bud Staley has been a valuable member of our Board for many years and has helped SRA a great deal. We thank him for his dedication and service and wish him well. At the same time, we look forward to Admiral Giambastiani’s contributions as a new member of the SRA Board. He is a proven leader in the armed forces and government; his expertise will serve us well.”

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SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500 Fax 703.803.1509 www.sra.com

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions —including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for eight consecutive years. The Company’s 6,300 employees serve clients from its headquarters in Fairfax, Virginia, and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of January 14, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 14, 2008.

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